Exhibit 99.2
News Release
Celanese Corporation
1601 West LBJ Freeway
Dallas, TX 75234 USA
Celanese Corporation Announces Redemption of
4.25% Convertible Perpetual Preferred Stock
DALLAS, February 1, 2010 — Celanese Corporation (NYSE:CE), a leading, global chemical company, announced today that it has called for redemption all 9.6 million shares of its outstanding 4.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”), bearing CUSIP 150870202. The redemption date for the Preferred Stock is February 22, 2010 and the redemption price is $25.06 per share of Preferred Stock, which represents an amount equal to the Liquidation Preference of $25.00 per share of Preferred Stock, plus accumulated and unpaid dividends (whether or not declared) up to, but excluding, the Redemption Date, of $0.06. The redemption price will be paid in shares of the Company’s Series A Common Stock (the “Common Stock”). Each share of Preferred Stock will be redeemed for a number of shares of Common Stock equal to (i) the redemption price divided by (ii) 97.5% of the average closing price of the Common Stock for the ten trading days ending on the fifth trading day prior to the redemption date. The Company will pay cash in lieu of any fractional shares of Common Stock due to holders of shares of Preferred Stock (each, a “Holder”) as a result of the redemption.
In order to collect the redemption price, Holders must surrender their shares of Preferred Stock to the paying agent, Computershare Trust Company, N.A., by book-entry transfer or physical delivery of certificates representing the shares of Preferred Stock, together with any necessary endorsements, prior to 10:00 a.m., New York City time, on February 22, 2010. Unless the Company defaults in making payment of the redemption price, dividends on shares of Preferred Stock will cease to accumulate on and after February 22, 2010.
Holders may exercise their right to convert such shares of Preferred Stock into shares of Common Stock prior to the redemption at a conversion rate of 1.2600 shares of Common Stock per share of Preferred Stock. Holders wishing to convert their shares of Preferred Stock prior to redemption must follow the procedures for conversion set forth in the Preferred Stock’s Certificate of Designations on or before 5:00 p.m., New York City time, on February 19, 2010. Dividends on shares of Preferred Stock will cease to accumulate dividends on and after the date of conversion. Holders of shares of Preferred Stock who elect to convert their shares will not receive accumulated and unpaid dividends, but will be deemed to have received such dividends through the delivery of shares of Common Stock.
In order to collect the conversion price, Holders must surrender their shares of Preferred Stock to the conversion agent, Computershare Trust Company, N.A., by book-entry transfer or physical delivery of certificates representing the shares of Preferred Stock, together with any necessary endorsements, prior to 5:00 p.m., New York City time, on February 19, 2010. No shares of Preferred Stock may be converted after February 19, 2010.
     The paying agent and conversion agent can be contacted at:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
(781) 575-2000

The notice of redemption will be distributed to holders of the Preferred Stock called for redemption on or about February 1, 2010. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to Computershare Trust Company, N.A. at (972) 943-8780.
Contacts:

Investor Relations	Media
Mark Oberle	W. Travis Jacobsen
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These factors include the inability to obtain regulatory approvals of the transaction and satisfy conditions on the proposed terms and schedule and the possibility that the transaction does not close. Other risk factors include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.